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Exhibit 10.28

AMENDED AND RESTATED EMPLOYMENT AGREEMENT

        This Amended and Restated Employment Agreement ("Agreement") is entered into as of January 1, 2004, between KENNETH M. PAPAGAN("Executive") and RENTRAK CORPORATION, an Oregon corporation ("Corporation").

1.    SERVICES

        1.1    Original Agreement; Employment Position.

          1.1.1   Original Agreement.    Effective as of the date set forth above, this Agreement amends, restates, and entirely supersedes the Employment Agreement entered into effective November 18, 2002, between Executive and Corporation (the "Original Agreement"). Execution of this Agreement will not impair or affect the parties' respective rights and obligations under the Original Agreement for the term ending December 31, 2003, arising on or prior to that date. Notwithstanding the foregoing, Executive's existing stock option agreements with Corporation will remain in full force and effect without modification.

          1.1.2   Employment Position.    Corporation agrees to continue to employ Executive as Executive Vice President—New Business and Strategic Planning, and Executive accepts such continued employment, under the terms and conditions of this Agreement. Executive also agrees to serve, if elected, without separate compensation, as a director of Corporation and an officer and/or director of any subsidiary or affiliate of Corporation. In the event that the Corporation pays directors fees to other directors who are also officers of Corporation, Corporation will pay directors fees to Executive on the same basis. Corporation represents to Executive that it currently has and will maintain directors and officers liability insurance.

        1.2    Term.

          1.2.1   Initial Term.    The term of this Agreement (the "Initial Term") will commence on January 1, 2004, and will expire December 31, 2006.

          1.2.2   Renewal Term.    The term of this Agreement will automatically extend into a "Renewal Term" that will commence on January 1, 2007, and will expire December 31, 2008, unless Corporation, not later than June 30, 2006, gives written notice to Executive that the Term will not extend into a Renewal Term. Failure to extend the Term into a Renewal Term will not constitute a termination of Executive's employment effective December 31, 2006, for purposes of this Agreement. References to the "Term" of this Agreement include the Initial Term and, if the Agreement extends into a Renewal Term pursuant to this Section, the Renewal Term.

        1.3    Duties.    During the Term, Executive will serve in an executive capacity as the Executive Vice President—New Business and Strategic Planning. Executive will report directly to Corporation's Chief Executive Officer. Executive will be responsible for new business development and strategic planning and such other or different duties on behalf of Corporation as may be assigned from time to time by Corporation's Chief Executive Officer or Corporation's Board of Directors (the "Board"). Executive will do such traveling as may be required in the performance of his duties under this Agreement.

        1.4    Outside Activities.    Except as expressly provided in this Section, during his employment under this Agreement, Executive will devote his full business time, energies, and attention to the business and affairs of Corporation, and to the promotion and advancement of its interests. Executive will perform his services faithfully, competently, and to the best of his abilities and, except as approved in advance by Corporation's Chief Executive Officer, will not engage in professional or personal business activities that may require an appreciable portion of Executive's time or effort to the detriment of Corporation's business.

        1.5    Application of Corporate Policies.    Executive will, except as otherwise provided in this Agreement, be subject to Corporation's rules, practices, and policies applicable generally to Corporation's senior executive employees, as such rules, practices, and policies may be revised from time to time by the Board.

2.    COMPENSATION AND EXPENSES

        2.1    Base Salary.    As compensation for services under this Agreement, Corporation will pay to Executive a base salary of $250,000 per year, payable in a manner consistent with Corporation's payroll practices for management employees, as such practices may be revised from time to time. (In no event will Executive's base salary be payable less often than monthly.) Executive's annual base salary will be reviewed by Corporation's Chief Executive Officer and Compensation Committee (the "Committee") on or before April 1 of each year (commencing in 2005), unless Executive's employment has been terminated earlier pursuant to this Agreement, to determine if such base salary should be increased (but not decreased) for the following fiscal year in recognition of services to Corporation.

        2.2    Bonus Compensation.

          2.2.1   Calendar 2003.    For the year ending December 31, 2003, Corporation will pay Executive a bonus as described in the Original Agreement.

          2.2.2   Calendar 2004.

            (a)   For the period January 1, 2004, through March 31, 2004, on or before April 30, 2004, Corporation will pay Executive a bonus in the amount of $30,000 provided that (i) no later than March 31, 2004, Executive delivers an announcement of, or a contract for, a VOD trial with Comcast or another major Cable MSO, and (ii) Executive is still an executive of Corporation and this Agreement has not been terminated through March 31, 2004.

            (b)   For the period from April 1, 2004, through June 30, 2004, on or before July 31, 2004, Corporation will pay Executive a bonus in the amount of $30,000, provided that (i) no later than June 30, 2004, Executive delivers data feeds from at least three major retailers for Retailers Essentials, and (ii) Executive is still an executive of Corporation and this Agreement has not been terminated through June 30, 2004.

            (c)   For the period from July 1, 2004, through December 31, 2004, on or before March 1, 2005, Corporation will pay Executive a discretionary bonus as determined by the Committee, but not less than $30,000, provided that Executive is still an executive of Corporation and this Agreement has not been terminated through December 31, 2004.

          2.2.3   Balance of Term.    For subsequent years in the Term, Corporation and Executive will mutually develop a performance-based incentive compensation plan or arrangement covering Executive using mutually agreed upon sales targets and other criteria as performance measures. For calendar 2005, Executive and Corporation mutually agree to finalize such plan or arrangement not later than December 31, 2004. Executive's targeted incentive bonus under such plan or arrangement will be an amount equal to 45% of his base salary.

        2.3    Equity-Based Compensation.

          2.3.1   2004 Grant.    Upon execution of this Agreement, Executive will be granted a combination of an incentive stock option and a nonqualified stock option (the "2004 Options") to purchase an aggregate of 50,000 shares of Corporation's common stock with an exercise price equal to the fair market value of the stock on the date of the grant. The 2004 Options will initially be entirely unvested and will become fully and immediately vested on March 31, 2005, provided Executive remains employed with Corporation and this Agreement has not been terminated through such date. Corporation's Compensation Committee has authorized the grant of the 2004 Options.

          2.3.2   Balance of Term.    For subsequent years in the Term, Executive will participate, together with Corporation's other senior executives, in Corporation's 1997 Equity Participation Plan (the "Plan") or in another long-term incentive compensation plan to be developed by Corporation for its senior executives.. Executive will be granted options to purchase shares of Corporation's common stock and/or other equity or equity equivalent awards under the Plan, or other long-tem incentive awards under such new plan, at the times and in the amounts determined by the Committee.

        2.4    Additional Employee Benefits.    Executive will receive an annual grant of 208 hours of credit (or such higher number of hours as are credited to Corporation's other senior executives) under Corporation's Personal Time Off (PTO) program. Personal time off and vacation may be taken in accordance with Corporation's rules, practices, and policies applicable to Corporation's senior executive employees, as such rules, practices, and policies may be revised from time to time by the Board or the Committee. During the Term, Executive will be entitled to any other employee benefits approved by the Board or the Committee, or available to officers and other management employees generally, including any life and medical insurance plans, 401(k) and other similar plans, and health and welfare plans, each whether now existing or hereafter approved by the Board or the Committee ("Benefit Plans"). The foregoing will not be construed to require Corporation to establish any such plans or to prevent Corporation from modifying or terminating any such Benefit Plans. Corporation is in the process of evaluating new or additional health insurance carriers. In the event that Corporation is unable to arrange health insurance coverage reasonably satisfactory to Executive, Corporation will provide Executive with, or will reimburse Executive for the cost of, coverage under a supplemental health insurance plan or an individual health insurance plan; provided that such plan or reimbursement amounts are approved in advance by Corporation.

        2.5    Expenses.    Corporation will reimburse Executive for reasonable expenses actually incurred by Executive in connection with the business of Corporation. Executive will submit to Corporation such substantiation for such expenses as may be reasonably required by Corporation. In connection with the extension of Executive's employment, Corporation will reimburse Executive for reasonable expenses, to be negotiated in advance in good faith, for (a) further moving expenses for additional possessions to Portland, and (b) expenses associated with sale of Executive's existing residence and purchase of a new residence.

3.    CONFIDENTIAL INFORMATION

        3.1    Definition.    "Confidential Information" is all nonpublic information relating to Corporation or its business that is disclosed to Executive, that Executive produces, or that Executive otherwise obtains during employment. Confidential Information also includes information received from third parties that Corporation has agreed to treat as confidential; provided that Executive has knowledge that Corporation has agreed to treat such information as confidential. Examples of Confidential Information include, without limitation, marketing plans, customer lists or other customer information, product design and manufacturing information, and financial information. Confidential Information does not include any information that (i) is within the public domain other than as a result of disclosure by Executive in violation of this Agreement, (ii) was, on or before the date of disclosure to Executive, already known by Executive, or (iii) Executive is required to disclose in any governmental, administrative, judicial, or quasi-judicial proceeding, but only to the extent that Executive is so required to disclose and provided that Executive takes reasonable steps to request confidential treatment of such information in such proceeding.

        3.2    Access to Information.    Executive acknowledges that in the course of his employment he will have access to Confidential Information, that such information is a valuable asset of Corporation, and that its disclosure or unauthorized use will cause Corporation substantial harm.

        3.3    Ownership.    Executive acknowledges that all Confidential Information will continue to be the exclusive property of Corporation (or the third party that disclosed it to Corporation), whether or not prepared in whole or in part by Executive and whether or not disclosed to Executive or entrusted to his custody in connection with his employment by Corporation.

        3.4    Nondisclosure and Nonuse.    Unless authorized or instructed in advance in writing by Corporation's Chief Executive Officer, or required by law (as determined by licensed legal counsel or judicial or quasi-judicial order), Executive will not, except as required in the course of Corporation's business, during or after his employment, disclose to others or use any Confidential Information, unless and until, and then only to the extent that, such items become available to the public through no fault of Executive.

        3.5    Return of Confidential Information.    Upon request by Corporation during or after his employment, and without request upon termination of employment pursuant to this Agreement, Executive will deliver immediately to Corporation all written, stored, saved, or otherwise tangible materials containing Confidential Information without retaining any excerpts or copies.

        3.6    Duration.    The obligations set forth in this Section 3 will continue beyond the term of employment of Executive by Corporation and for so long as Executive possesses Confidential Information.

4.    NONCOMPETITION

        4.1    Competitive Entity.

          4.1.1   Definition.    For purposes of this Agreement, a Competitive Entity is any firm, corporation, partnership, limited liability company, business trust, or other entity that is directly competitive with a business activity engaged in by Corporation (or an activity specifically identified in Corporation's three-year business plan) as of the date of termination of Executive's employment with Corporation.

          4.1.2   Prior Approval.    Before seeking employment or other engagement with any entity that could potentially be construed as a Competitive Entity within the meaning of this Section, Executive must first make a written request (a "Request") to Corporation for its approval that such entity is not a Competitive Entity for purposes of this Agreement. Corporation agrees that it will not unreasonably withhold approval of any such entity provided that the activities of the entity are not actually competitive to Corporation.

          4.1.3   Arbitration.    If Executive makes a Request as described in Section 4.1.2 and Executive and Corporation are unable to reach agreement whether the proposed entity is a Competitive Entity, Executive and Corporation mutually agree to submit such dispute to expedited binding arbitration. The arbitration will be conducted in Portland, Oregon, by a single arbitrator under the rules of (but not under the auspices of) Arbitration Service of Portland, Inc. Executive and Corporation agree to use their mutual best efforts to select an arbitrator and conduct all phases of the arbitration as expeditiously as possible, and in any event within 90 days following the date of the Request.

        4.2    Covenant.    During the Term and for a period ending on the last day of the applicable Noncompete Period described in Section 5.7, Executive will not, within any geographical area where Corporation engages in business:

            (a)   Directly or indirectly, alone or with any individual, partnership, limited liability company, corporation, or other entity, become associated with, render services to, invest in, represent, advise, or otherwise participate in any Competitive Entity; provided, however, that nothing contained in this Section 4.2 will prevent Executive from owning less than 5 percent of any class of equity or debt securities listed on a national securities exchange or market, provided such involvement is solely as a passive investor;

            (b)   Solicit any business on behalf of a Competitive Entity from any individual, firm, partnership, corporation, or other entity that is a customer of Corporation during the 12 months immediately preceding the date Executive's employment with Corporation is terminated; or

            (c)   Employ or otherwise engage or offer to employ the services of any person (other than Executive's assistant) who has been an employee, sales representative, or agent of Corporation during the 12 months preceding the date Executive's employment with Corporation is terminated.

For purposes of this Section 4, "Corporation" means Corporation and its subsidiaries (whether now existing or subsequently created) and their successors and assigns.

        4.3    Severability; Reform of Covenant.    If, in any judicial proceeding, a court refuses to enforce this covenant not to compete because it covers too extensive a geographic area or is too long in its duration, the parties intend that it be reformed and enforced to the maximum extent permitted under applicable law.

5.    TERMINATION

        Executive's employment under this Agreement will terminate prior to the end of the Term as follows:

        5.1    Death.    Executive's employment will terminate automatically upon the date of Executive's death.

        5.2    Disability.    Corporation may, at its option, terminate Executive's employment under this Agreement upon written notice to Executive if Executive becomes eligible to receive a "Total Disability Monthly Benefit" under Corporation's long-term disability insurance program.

        5.3    Termination by Corporation for Cause.    Corporation may terminate Executive's employment under this Agreement for Cause at any time. For purposes of this Agreement, "Cause" means: (a) a material breach of this Agreement by Executive; (b) Executive's refusal, failure, or inability to comply with any of the material and lawful policies or standards of Corporation or to perform any material job duties of Executive set forth in this Agreement; (c) any act of fraud by Executive, (d) any material act of dishonesty by Executive involving Corporation or its business; or (e) Executive's conviction of or a plea of nolo contendere to a felony; provided that Cause will not include any actions or circumstances constituting Cause under (a) or (b) above if Executive cures such actions or circumstances within 30 days of receipt of written notice from Corporation setting forth the actions or circumstances constituting Cause.

        5.4    Termination by Executive for Good Reason.    Executive may terminate his employment with Corporation under this Agreement for "Good Reason" if Corporation has not cured the actions or circumstances which are the basis for such termination within 30 days following receipt by the Board of written notice from Executive setting forth the actions or circumstances constituting Good Reason. For purposes of this Agreement, "Good Reason" means:

            (a)   Failure of Corporation to comply with the terms of this Agreement or any other agreement entered into with Executive by Corporation or any affiliate of Corporation; or

            (b)   Paul Rosenbaum ceases for any reason to be Chief Executive Officer of Corporation; or

            (c)   The occurrence (without Executive's express written consent) of any of the following acts by Corporation or failures by Corporation to act:

              (i)    A substantial adverse alteration in the nature or status of Executive's title, position, duties, or reporting responsibilities as an executive of Corporation;

              (ii)   A reduction in Executive's base salary or other material non-discretionary compensation or benefits as set forth in this Agreement or as the base salary or other material non-discretionary compensation or benefits may be increased from time to time;

              (iii)  The failure by Corporation to continue to provide Executive with benefits and participation in Benefit Plans made available by Corporation to its senior executives; or

              (iv)  The relocation of Corporation's executive offices at which Executive is to provide services to a location more than 35 miles from its current location on N.E. Ambassador Place in Portland, Oregon.

For purposes of paragraph (c)(i) of this Section, if Corporation becomes a subsidiary of another corporation or entity and Executive retains his position as Executive Vice President of such subsidiary but not of the new parent entity, such change will constitute a substantial adverse alteration in the nature or status of Executive's title, position, duties, or reporting responsibilities.

        5.5    Termination by Corporation Without Cause.    Corporation may terminate Executive's employment with Corporation without Cause at any time by written notice to Executive.

        5.6    Termination by Executive Without Good Reason.    Executive may terminate Executive's employment with Corporation other than for Good Reason at any time by written notice to the Secretary of the Corporation.

        5.7    Applicable Noncompete Periods upon Termination.    The duration of Executive's obligations under Section 4 (the "Noncompete Period") will be as follows:

          5.7.1   In the event Executive terminates his employment with Corporation for Good Reason under Section 5.4 or Corporation terminates Executive's employment with Corporation without Cause under Section 5.5, the Noncompete Period will continue so long as Executive receives Monthly Severance Payments under Section 6.2. Executive's obligations under this Agreement will terminate immediately if Corporation fails to make a Monthly Severance Payment within 15 days after it is due. For this purpose, a check for a Monthly Severance Payment mailed within such 15 day period (as evidenced by official postmark) will be deemed to be made within such 15 day period.

          5.7.2   In the event Corporation terminates Executive's employment for Cause, Executive terminates his employment with Corporation other than for Good Reason under Section 5.6, or Executive's employment with Corporation terminates due to the expiration of the Term, the Noncompete Period will be one year from the date of termination.

6.    COMPENSATION UPON TERMINATION

        6.1    Death or Disability.    Upon termination of Executive's employment pursuant to Section 5.1 or Section 5.2, all obligations of Corporation under this Agreement will cease, except that Executive will be entitled to:

            (a)   Accrued base salary and previously earned but unpaid bonuses through the date of Executive's termination of employment;

            (b)   A lump-sum payment equal to 50% of Executive's annual base salary as in effect on the date of the termination;

            (c)   A prorated portion of the bonus described in Section 2.2 (not less than a pro rata portion of the minimum bonus described in that Section with respect to years after 2004);

            (d)   Other benefits under Benefit Plans to which Executive was entitled upon such termination of employment in accordance with the terms of such Benefit Plans, including without limitation life insurance and, in connection with disability as defined in Corporation's long term disability plan, disability benefits as provided in such plan; and

            (e)   Unused and unpaid cumulative Personal Time Off.

In the event of Executive's death, the payments described in this Section 6.1 will be payable to the death beneficiary designated by Executive in writing for purposes of this Agreement. If there is no effective death beneficiary designation, Executive's death beneficiary will be the personal representative of Executive's estate.

        6.2    Termination Without Cause or by Executive for Good Reason; Nonrenewal of Term.

          6.2.1   Monthly Severance Payments.

            (a)   In the event that no Change in Control (as defined in Section 7) has occurred and, prior to the expiration of the Term, Executive terminates his employment with Corporation for Good Reason under Section 5.4 or Corporation terminates Executive's employment with Corporation without Cause under Section 5.5, Executive will be entitled to the amounts described in Section 6.1 plus severance payments equal to the number of calendar months remaining in the Term plus six months multiplied by the base salary per month in effect as of the date of termination, payable in equal monthly installments (each installment, a "Monthly Severance Payment").

            (b)   Corporation's obligations to pay Monthly Severance Payments are expressly conditioned on (i) Executive's execution of a release (in the form attached to this Agreement as Appendix 6.2.1(b), with such modifications specifically in response to changes in applicable law as counsel for Corporation determines to be reasonably necessary or desirable to ensure effective release of all claims) of any and all claims that Executive may hold through the date such release is executed against Corporation or any of its subsidiaries or affiliates, and (ii) the expiration of any applicable revocation period specified in such release without revocation of the release by Executive.

            (c)   Monthly Severance Payments will be payable in a manner consistent with Corporation's payroll practices for management employees.

            (d)   Executive will not be required to mitigate the Monthly Severance Payments pursuant to this Agreement by seeking other employment; provided however, that amounts payable by Corporation as Monthly Severance Payments will be reduced by compensation actually received by Executive from a new employer during the applicable severance period described above.

          6.2.2   Medical and Dental Insurance Benefits.    In addition to Monthly Severance Payments, Corporation will continue to provide or will arrange to provide Executive with medical and dental insurance benefits substantially similar to those to which Executive was entitled as of the date of termination until Corporation's obligation to make Monthly Severance Payments expires; provided, however, that if Executive is employed with another employer and is eligible to receive medical and dental insurance benefits under another employer-provided plan, the medical and dental benefits described in this paragraph will be secondary to those provided under such other plan.

          6.2.3   Effect of Competition.    Corporation's obligation to make Monthly Severance Payments and provide medical and dental insurance benefits to Executive will terminate if Executive breaches a material provision of Section 4.

        6.3    Termination For Cause or by Executive Without Good Reason.    In the event that, prior to the expiration of the Term, Corporation terminates Executive's employment with Corporation for Cause under Section 5.3, or Executive terminates his employment with Corporation for other than Good Reason under Section 5.6, Corporation's obligations under this Agreement will cease and Executive will be entitled to that portion of his base salary and employment benefits for which he is qualified as of the date of termination and Executive will not be entitled to any other compensation or consideration.

7.    EFFECT OF CHANGE IN CONTROL

        7.1    Definitions.

        "Change in Control".    For purposes of this Agreement, a "Change in Control" will be deemed to have occurred upon the first fulfillment of the conditions set forth in any one of the following three paragraphs:

            (a)   Any "person" (as that term is defined in Section 3(a)(9) and 13(d)(3) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), other than a trustee or other fiduciary holding securities under an employee benefit plan of Corporation, is or becomes a beneficial owner (within the meaning of Rule 13d-3 promulgated under the Exchange Act), directly or indirectly, of securities of Corporation representing 25 percent or more of the combined voting power of Corporation's then outstanding securities;

            (b)   A majority of the directors elected at any annual or special meeting of shareholders are not individuals nominated by Corporation's then incumbent Board; or

            (c)   The shareholders of Corporation approve a merger or consolidation of Corporation with any other corporation, other than a merger or consolidation which would result in the voting securities of Corporation outstanding immediately prior to such transaction continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity) at least 75 percent of the combined voting power of the voting securities of Corporation or of such surviving entity outstanding immediately after such merger or consolidation, or the shareholders of Corporation approve a plan of complete liquidation of Corporation or an agreement for the sale or disposition by Corporation of all or substantially all of its assets.

        "Other Payment"    means any payment or benefit payable to Executive in connection with a Change in Control of Corporation pursuant to any plan, arrangement, or agreement (other than this Agreement) with Corporation, a person whose actions result in such Change in Control, or any person affiliated with Corporation or such person.

        "Total Payments"    means all payments or benefits payable to Executive in connection with a Change in Control, including Change in Control Payments pursuant to this Agreement and any Other Payments pursuant to any other plan, agreement, or arrangement with Corporation, a person whose actions result in the Change in Control, or any person affiliated with Corporation or such person.

        7.2    Compensation Upon Termination Following a Change in Control.

          7.2.1   Change in Control Payments.    In the event of Corporation's termination of Executive without Cause, or Executive's termination of employment with Corporation for Good Reason, at any time following a Change in Control during the Term of this Agreement, Executive will be entitled to the following payments (the "Change in Control Payments"):

            (a)   A lump sum severance payment equal to three times Executive's annual base salary as in effect immediately before the Change in Control plus two times Executive's bonus compensation for the most recent fiscal year ended prior to the Change in Control;

            (b)   Continuation for a period of three years following such termination of Executive's participation in all Benefit Plans in which Executive was entitled to participate immediately before the Change in Control, provided that such continued participation is possible under the general terms and provisions of such Benefit Plans. In the event Executive's continued participation in any

    Benefit Plan is barred by the provisions of the Benefit Plan, Corporation will arrange to provide Executive with benefits substantially similar to those which Executive was entitled to receive under the Benefit Plan.

          7.2.2   Reduction.    In the event that any portion of the Total Payments payable to Executive in connection with a Change in Control of Corporation would constitute an "excess parachute payment" within the meaning of IRC § 280G(b) that is subject to the excise tax imposed on so-called excess parachute payments pursuant to IRC §4999 (an "Excise Tax"), the Change in Control Payments otherwise payable under this Section 7.2.1 will be reduced to avoid such Excise Tax if, and to the extent that, such reduction will result in a larger after-tax benefit to Executive, taking into account all applicable federal, state, and local income and excise taxes.

          7.2.3   Application.    For purposes of this Section 7.2:

            (a)   No portion of the Total Payments, the receipts or enjoyment of which Executive has effectively waived in writing prior to the date of payment of any Change in Control Payments, will be taken into account;

            (b)   No portion of the Total Payments will be taken into account which, in the opinion of tax counsel selected by Corporation and reasonably acceptable to Executive ("Tax Counsel"), does not constitute a "parachute payment" within the meaning of IRC § 280G;

            (c)   If Executive and Corporation disagree whether any payment of Change in Control Payments will result in an Excise Tax or whether a reduction in any Change in Control Payments will result in a larger after-tax benefit to Executive, the matter will be conclusively resolved by an opinion of Tax Counsel;

            (d)   Executive agrees to provide Tax Counsel with all financial information necessary to determine the after-tax consequences of payments of Change in Control Payments for purposes of determining whether, or to what extent, Change in Control Payments are to be reduced pursuant to Section 7.2.2; and

            (e)   The value of any noncash benefit or any deferred payment or benefit included in the Total Payments, and whether or not all or a portion of any payment or benefit is a "parachute payment" for purposes of this Section 7.2, will be determined by Corporation's independent accountants in accordance with the principles of IRC § 280(G)(d)(3) and (4).

          7.2.4   Effect on Other Agreements.    In the event that any other agreement, plan, or arrangement providing for Other Payments (an "Other Agreement") has a provision that requires a reduction in the Other Payment governed by such Other Agreement to avoid or eliminate an "excess parachute payment" for purposes of IRC § 280G, the reduction in Change in Control Payments pursuant to Section 7.2.2 will be given effect before any reduction in the Other Payment pursuant to the Other Agreement. To the extent possible, Corporation and Executive agree that reductions in benefits under any plan, program, or arrangement of Corporation will be reduced (only to the extent described in Section 7.2.2) in the following order of priority:

            (a)   Change in Control Payments under this Agreement;

            (b)   Benefit Plan benefit continuation pursuant to Section 7.2.1(b); and

            (c)   The acceleration in the exercisability of any stock option or other stock related award granted by Corporation.

8.    REMEDIES

        The respective rights and duties of Corporation and Executive under this Agreement are in addition to, and not in lieu of, those rights and duties afforded to and imposed upon them by law or at equity. Executive acknowledges that any breach or threatened breach of Sections 3 or 4 of this Agreement will cause irreparable harm to Corporation and that any remedy at law would be inadequate to protect the legitimate interests of Corporation. Executive agrees that Corporation will be entitled to seek specific performance, or to seek any other form of injunctive relief, to enforce its rights under Sections 3 or 4 of this Agreement. Such remedies will be in addition to any other remedy available to Corporation at law or in equity.

9.    SEVERABILITY OF PROVISIONS

        The provisions of this Agreement are severable, and if any provision of this Agreement is held invalid, unenforceable, or unreasonable, it will be enforced to the maximum extent permissible, and the remaining provisions of the Agreement will continue in full force and effect.

10.    NONWAIVER

        Failure of Corporation at any time to require performance of any provision of this Agreement will not limit the right of Corporation to enforce the provision. No provision of this Agreement or breach of this Agreement may be waived by either party except in writing signed by that party. A waiver of any breach of a provision of this Agreement will be construed narrowly and will not be deemed to be a waiver of any succeeding breach of that provision or a waiver of that provision itself or of any other provision.

11.    NOTICES

        All notices required or permitted under this Agreement must be in writing and will be deemed to have been given if delivered by hand, or mailed by first-class, certified mail, return receipt requested, postage prepaid, to the respective parties as follows (or to such other address as any party may indicate by a notice delivered to the other parties hereto): (i) if to Executive, to his residence as listed in Corporation's records, with a copy to:

Weissmann, Wolff, Bergman, Coleman, Grodin & Evall, LLP
9665 Wilshire Boulevard
Suite 900
Los Angeles, California 90212
Attn: Mr. Alan L. Grodin Esq.

and (ii) if to Corporation, to the address of the principal office of Corporation, at:

One Airport Center
7700 N.E. Ambassador Place
Portland, Oregon 97220

With a copy to:

David C. Culpepper
Miller Nash LLP
111 SW Fifth Avenue
Suite 3400
Portland, Oregon 97204

12.    ATTORNEY FEES

        In the event of any suit or action or arbitration proceeding to enforce or interpret any provision of this Agreement (or which is based on this Agreement), the prevailing party will be entitled to recover, in addition to other costs, the reasonable attorney fees incurred by the prevailing party in connection with such suit, action, or arbitration, and in any appeal therefrom. The determination of who is the prevailing party and the amount of reasonable attorney fees to be paid to the prevailing party will be decided by the arbitrator or arbitrators (with respect to attorney fees incurred prior to and during the arbitration proceedings) and by the court or courts, including any appellate courts, in which the matter is tried, heard, or decided, including the court which hears any exceptions made to an arbitration award submitted to it for confirmation as a judgment (with respect to attorney fees incurred in such confirmation proceedings).

13.    GOVERNING LAW

        This Agreement will be construed in accordance with the laws of the state of Oregon, without regard to any conflicts of laws rules. Any suit or action arising out of or in connection with this Agreement, or any breach of this Agreement, must be brought and maintained in the Circuit Courts of the State of Oregon. The parties hereby irrevocably submit to the jurisdiction of such court for the purpose of such suit or action and hereby expressly and irrevocably waive, to the fullest extent permitted by law, any claim that any such suit or action has been brought in an inconvenient forum.

14.    GENERAL TERMS AND CONDITIONS

        This Agreement and the Option Agreement constitute the entire understanding of the parties relating to the employment of Executive by Corporation, and supersede and replace all written and oral agreements heretofore made or existing by and between the parties relating thereto. Executive acknowledges that he has read and understood all of the provisions of this Agreement, that the restrictions contained in Sections 4 and 5.7 of this Agreement are reasonable and necessary for the protection of Corporation's business and that Executive entered into this contract in connection with a bona fide advancement of Executive with Corporation in that Executive was granted a long-term employment contract. This Agreement will inure to the benefit of any successors or assigns of Corporation. All captions used in this Agreement are intended solely for convenience of reference and will in no way limit any of the provisions of this Agreement.

        The parties have executed this Employment Agreement as of the date stated above.

RENTRAK CORPORATION
Kenneth M. Papagan	By
Its:

APPENDIX 6.2.1(b)

AGREEMENT AND RELEASE

        THIS AGREEMENT AND RELEASE ("Release") is made on this    day of                        , 200    , by and between Rentrak Corporation, an Oregon corporation ("Corporation") and Kenneth M. Papagan ("Executive"). Corporation and Executive agree as follows:

1.     Payment to Executive.

        (a)   Upon the execution of this Release, and after expiration of the revocation period specified in Section 9 of this Release, Corporation will commence payment of the applicable Monthly Severance Payments described in Section 6 of Executive's Employment Agreement dated                        , 2002 (the "Employment Agreement"), less normal deductions and withholdings.

        (b)   Executive specifically acknowledges and agrees that Corporation has paid Executive all wages and other compensation and benefits to which Executive is entitled except those described in Paragraph 1(a) of this Release and that the execution of this Release (and compliance with the noncompetition provisions of Section 4 of the Employment Agreement) are conditions precedent to Corporation's obligation to make the Monthly Severance Payments.

2.     Release by Executive.

        Executive hereby completely releases and forever discharges Corporation and each of its past, present, and future parent and subsidiary corporations and affiliates and each of their respective past, present, and future shareholders, officers, directors, agents, employees, insurers, successors, and assigns (collectively, the "Released Parties"), from any and all claims, liabilities, demands, and causes of action of any kind, whether statutory or common law, in tort, contract, or otherwise, in law or in equity, and whether known or unknown, foreseen or unforeseen, in any way arising out of, concerning, or related to, directly or indirectly, Executive's employment with Corporation, including, but not limited to, the termination of Executive's employment based on any act or omission on or prior to the effective date of this Release, but not including any claim for workers' compensation or unemployment insurance benefits. Without limiting the generality of the foregoing, this release specifically includes, but is not limited to, a release of claims arising under Title VII of the Civil Rights Act of 1964; the Age Discrimination in Employment Act; the Americans with Disabilities Act; the Family and Medical Leave Act; the Employee Retirement Income Security Act; the Worker Adjustment and Retraining Notification Act; and ORS chapters 652, 653, and 659A, and any amendments to any of such laws.

3.     Return of Corporation Property.

        Executive represents and warrants that Executive has returned to Corporation all property belonging to Corporation, including, but not limited to, all documents or other media containing confidential or proprietary information of Corporation (including without limitation customer, production, and pricing information), and all Corporation credit cards, keys, cellular telephones, and computer hardware and software.

4.     No Liability or Wrongdoing.

        Corporation specifically denies any liability or wrongdoing whatsoever. Neither this Release nor any of its provisions, terms, or conditions constitute an admission of liability or wrongdoing or may be offered or received in evidence in any action or proceeding as evidence of an admission of liability or wrongdoing.

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5.     Severability.

        If any provision of this Release is found by any court to be illegal or legally unenforceable for any reason, the remaining provisions of this Release will continue in full force and effect.

6.     Attorney Fees.

        If any action is brought to interpret or enforce this Release or any part of it, the prevailing party will be entitled to recover from the other party its reasonable attorney fees and costs incurred therein, including all attorney fees and costs on any appeal or review.

7.     Choice of Law.

        This Release will be governed by the laws of the state of Oregon, without regard to its principles of conflicts of laws.

8.     Consideration of Agreement.

        Executive acknowledges that Corporation has advised him in writing to consult with an attorney before signing this Release and that he has been given at least 21 days to consider whether to execute this Release. For purposes of this 21-day period, Executive acknowledges that this Release was delivered to him on            , 20    , that the 21-day period will expire                        , 20    , and that he may have until that date to consider the Release.

9.     Revocation.

        Executive may revoke this Release by written notice, delivered to                        within seven days following his date of signature as set forth below. This Release becomes effective and enforceable after such seven-day period has expired.

10.   Knowing and Voluntary Agreement.

        Executive acknowledges and agrees that: (a) the only consideration for this Release is the consideration expressly described in this document; (b) he has carefully read the entire Release; (c) he has had the opportunity to review this Release and to have it reviewed and explained to him by an attorney of his choosing; (d) he fully understands the final and binding effect; and (e) he is signing this Release voluntarily and with the full intent of releasing Corporation from all claims.

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11.   Miscellaneous.

        The benefits of this Release will inure to the successors and assigns of the parties. This is the entire agreement between Executive and Corporation regarding the subject matter of this Release and neither party has relied on any representation or statement, written or oral, that is not set forth in this Release. Executive represents and warrants that Executive has not assigned any claim that Executive may have against the Released Parties to any person or entity.

RENTRAK CORPORATION
By:	Kenneth M. Papagan
Title:
Date:	Date:

STATE OF	)
) SS
COUNTY OF	)

This instrument was acknowledged before me on                         , 20    , by Kenneth M. Papagan.

Notary Public for
My commission expires:

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QuickLinks

  Exhibit 10.28
AMENDED AND RESTATED EMPLOYMENT AGREEMENT
AGREEMENT AND RELEASE